Exhibit 99.1

February 9, 2007 12:24 PM ET

Applied Digital Announces VeriChip Corporation Prices Its Initial Public Offering

In addition to the shares offered by VeriChip, Applied Digital, VeriChip's largest shareholder, has granted the underwriters a 30-day option to purchase up to an additional 465,000 shares of VeriChip's common stock to cover over-allotments, if any.

VeriChip develops, markets and sells radio frequency identification, or RFID, systems used to identify, locate and protect people and assets. The offering of these securities is made only by means of a prospectus, copies of which may be obtained from Merriman Curhan Ford & Co., 600 California St., San Francisco, CA, 94108 (telephone 415-248-5600 or fax: 415-248-5690).

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission on February 9, 2007. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering will be made only by means of a prospectus.

About Applied Digital - “The Power of Identification Technology”

Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. The Company's unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as the leader in identification technology. Applied Digital is the owner of majority positions in Digital Angel Corporation (AMEX:DOC - News) and VeriChip Corporation CHIP.

Certain statements herein are “forward-looking statements”. Such forward-looking statements are not historical facts but instead reflect the Company's current expectations or beliefs concerning future events and results of operations, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future events and results of operations, see the discussion in our Registration Statement on Form S-1 (Commission file number 333-130754) under the caption “Risk Factors.” The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise. Contact Information: Applied Digital Allison Tomek, Investor Relations 561-805-8000